Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces New $430 Million Seven-Year Unsecured Term Loan and Voluntary Prepayment of Series 2016-1 Secured ABS Notes

November 26, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), announced today that the Company has closed a new $430 million seven-year unsecured term loan facility. The term loan will mature in November 2026 and has an accordion feature to increase the facility’s availability, subject to certain conditions, up to an aggregate of $500 million. Concurrent with the closing of this transaction, the Company also amended its existing $600 million unsecured credit facility.

Additionally, the Company voluntarily prepaid $70.4 million of its Series 2016-1 ABS Notes at par plus accrued interest and cancelled the $200 million of Class A Series 2016-1 ABS Notes that the Company purchased in May.

“The new seven-year term loan facility underscores our ready access to capital and the breadth and commitment of our capital partners,” said Hillary Hai, Chief Financial Officer of Essential Properties. “The redemption and cancellation of our Series 2016-1 ABS Notes will increase our unencumbered asset base, and the unsecured term loan will extend our weighted average debt maturity, which, in combination with our newly assigned investment grade credit rating, bring us closer to our long-term goal of becoming an unsecured issuer of investment grade rated bonds.”

The interest rate on the seven-year unsecured term loan is based on a pricing grid with a range of 150 to 220 basis points over LIBOR, determined by the Company’s leverage ratio. At the Company’s current leverage ratio, the interest rate on any borrowings under the term loan would be approximately 3.203%. The term loan has a delayed funding feature, which allows the Company to borrow the funds when needed on or prior to May 26, 2020. The Company currently has no amounts drawn on the term loan.

A total of eight lenders participated in the seven-year unsecured term loan, including Capital One, National Association as a Joint Bookrunner and Administrative Agent. SunTrust Robinson Humphrey, Inc. and Mizuho Bank LTD. served as Joint Bookrunners and Co-Syndication Agents. Chemical Bank, a Division of TCF National Bank, served as Documentation Agent. United Bank, First Horizon Bank, Stifel Bank & Trust, and Associated Bank, National Association served as additional lenders.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2019, the Company’s portfolio consisted of 917 freestanding net lease properties with a weighted average lease term of 14.4 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 100.0% leased to 199 tenants operating 233 different concepts in 16 industries across 45 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.